EXHIBIT 99.1
                                                      ============

JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE


COMPANY CONTACT:  Michael J. Valentine
                  Executive Vice President Finance and Chief
                   Financial Officer
                  847-871-6509


FOR IMMEDIATE RELEASE
THURSDAY, APRIL 22, 2004


Third Quarter Net Sales Increases 15% Over 2003 Third Quarter Net Sales
-----------------------------------------------------------------------

Third Quarter Basic EPS of $.17 Equals Basic EPS for the Third Quarter
  of Fiscal 2003
----------------------------------------------------------------------

Elk Grove Village, IL, April 22, 2004 -- John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) today announced operating results for the third quarter of fiscal 2004, ended March 25, 2004. Net income was approximately $1.6 million or $.17 per share basic ($.16 per share diluted) versus net income of $1.6 million or $.17 per share basic and
diluted for the third quarter of fiscal 2003.   Current year to date
net income was approximately $19.2 million or $2.05 per share basic ($2.01 per share diluted) compared to approximately $11.5 million or $1.25 per share basic ($1.24 per share diluted) for the same period in fiscal 2003.

Net sales grew significantly to approximately $100.2 million in the third quarter of fiscal 2004 from net sales of approximately $87.0 million in the third quarter of fiscal 2003. Net sales grew 15.2% during the current quarter as a result of a 54% increase contract packaging sales, a 37% increase in food service sales, an 11% increase in consumer sales, a 10% increase in industrial sales and a 2% increase in export sales. The gross margin declined from 18.0% for the third quarter of fiscal 2003 to 14.5% for the current quarter. Rising commodity costs, which were fueled by increasing demand for nuts, contributed to the decline in gross margin. Additionally, the Company reduced its estimate of its bulk almond inventories at the end of the current quarter, which, as a percentage of net sales, accounted for approximately .5% of the 3.5% decline in the gross margin.

Fiscal year to date net sales grew from $320.4 million in fiscal 2003 to $396.3 million in fiscal 2004. The 23.7% increase in net sales resulted from a 32% increase in food service sales, 27% increase in industrial sales, a 23% increase consumer sales, a 19% increase in contract packaging sales and a 14% increase in export sales. Gross margin increased to 18.4% for the first three quarters of fiscal 2004 from 17.4% for the same period in fiscal 2003. The improvement in gross profit margin percentage for the first three quarters of fiscal 2004 was mainly attributable to unit volume sales increases while certain costs of sales remained fixed, lower peanut costs in the first quarter of fiscal 2004 versus the first quarter of fiscal 2003 and better than expected results in the Company's pecan shelling operation which led to a quantity increase in the pecan inventory at the end of the first quarter of fiscal 2004.

As a percentage of net sales, selling and administrative expenses were 11.1% for the third quarter of fiscal 2004 versus 13.8% for the third quarter of fiscal 2003. For the first three quarters of fiscal 2004, selling and administrative expenses declined to 9.8% of net sales from 10.6% of net sales for the same period in fiscal 2003. The decrease in selling and administrative expense, as a percentage of net sales, for the third quarter of fiscal 2004 was mainly attributable to a significant reduction in legal expense in comparison to the third quarter of fiscal 2003 when reserves were established for certain litigation matters which were subsequently settled. The decline in selling and administrative expense as a percentage of net sales for the first three quarters of fiscal 2004 versus fiscal 2003 is mainly attributable to higher sales volume while certain expenses remained fixed and the reduction in legal expenses.

For the third quarter of fiscal 2004, operating income was 3.4% of net sales versus 4.2% of net sales for the third quarter of fiscal 2003. Current year to date operating income advanced from 6.9% of net sales in fiscal 2003 to 8.5% of net sales.

Interest expense for the third quarter of fiscal 2004 was approximately $1.0 million compared to approximately $1.2 million for the third quarter of fiscal 2003. Interest expense for the first three quarters of fiscal 2004 was approximately $2.8 million versus approximately $3.5 million for the first three quarters of fiscal 2003. Scheduled payments of long-term debt, made during both the current quarter and the year to date period led to the reduction in interest expense.

"We continue to see strong volume growth in the sales of nuts as even more consumers recognize the health benefits of consuming nuts more frequently," stated Jasper Sanfilippo, Chairman and CEO. "Interest in using nuts as an ingredient in other food products is also on the rise, and this new interest in our products has led to strong sales growth in our contract packaging, food service and industrial distribution channels. Over the next year, we will be adding a qualified health claim and net carbohydrate statement to all of our packages and labels to capitalize on the increasing demand for nuts," Mr. Sanfilippo added. "Increased nut consumption, which appears to be occurring on a global scale, has resulted in higher market prices for nuts and lower gross margins during our third quarter. In response to these increasing nut costs, we will be implementing price increases over the next three quarters, not only to maintain our margins, but also to ensure that we can procure enough nuts in these higher priced nut markets to continue to grow our sales," concluded Mr. Sanfilippo.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and sesame sticks that are sold under a variety of private labels and under the company's
Fisher, Chef's Naturals, Evon's, Snack 'N Serve Nut Bowl, Sunshine Country, Flavor Tree and Texas Pride brand names. The company also markets and distributes a diverse product line of other food and snack items.

The statement of Jasper B. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the Company's current expectations and involves risks and uncertainties. Consequently, the Company's actual results could differ materially. The factors that could negatively impact future results are: (i) sales activity for the Company's products; (ii) changes in the availability and costs of raw materials for the production of the Company's products; (iii) fluctuations in the value of the Company's inventories of pecans, walnuts, almonds, peanuts or other nuts due to fluctuations in the market prices of these nuts; (iv) the Company's ability to lessen the negative impact of competitive pressures by reducing its selling prices and increasing sales volume while at the same time maintaining profit margins by reducing costs; (v) the outcome of a pending governmental antitrust investigation of a portion of the peanut shelling industry; and (vi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company's control.


                       JOHN B. SANFILIPPO & SON, INC.
                       ------------------------------
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   -------------------------------------
             (Dollars in thousands, except earnings per share)

                                For the Quarter Ended      For the Thirty-nine Weeks Ended
                                ---------------------      -------------------------------
                                   (Unaudited)                      (Unaudited)
                               March 25,     March 27,        March 25,     March 27,
                                  2004          2003             2004          2003
                             ------------  ------------      -----------  ------------
Net sales                       $100,162       $86,951         $396,315      $320,385
Cost of sales                     85,688        71,304          323,504       264,523
                               ---------     ---------        ---------     ---------
Gross profit                      14,474        15,647           72,811        55,862
                               ---------     ---------        ---------     ---------
Selling expenses                   8,474         8,325           28,396        25,622
Administrative expenses            2,615         3,670           10,547         8,287
                               ---------     ---------        ---------     ---------
                                  11,089        11,995           38,943        33,909
                               ---------     ---------        ---------     ---------
Income from operations             3,385         3,652           33,868        21,953
                               ---------     ---------        ---------     ---------
Other income (expense):
  Interest expense                  (953)       (1,192)          (2,803)       (3,474)
  Rental income                      118           118              355           362
  Miscellaneous                        -             1                1             2
                               ---------     ---------        ---------     ---------
                                    (835)       (1,073)          (2,447)       (3,110)
                               ---------     ---------        ---------     ---------
Income before income taxes         2,550         2,579           31,421        18,843
Income tax expense                   994         1,006           12,254         7,349
                               ---------     ---------        ---------     ---------
Net income                        $1,556        $1,573          $19,167       $11,494
                               =========     =========        =========     ==========
Basic earnings per share           $0.17         $0.17            $2.05         $1.25
                               =========     =========        =========     =========
Diluted earnings per share         $0.16         $0.17            $2.01         $1.24
                               =========     =========        =========     =========
Weighted average shares
 outstanding
  -- basic                     9,396,394     9,182,250        9,362,123     9,163,133
                               =========     =========        =========     =========
  -- diluted                   9,606,761     9,370,243        9,558,794     9,283,203
                               =========     =========        =========     =========



                      JOHN B. SANFILIPPO & SON, INC.
                      ------------------------------
                       CONSOLIDATED BALANCE SHEETS
                       ---------------------------
                          (Dollars in thousands)


                                         (Unaudited)
                                           March 25,      June 26,
                                              2004           2003
                                         ------------     ---------
ASSETS

CURRENT ASSETS:
  Cash                                       $1,684         $2,448
  Accounts receivable, net                   31,825         29,142
  Inventories                               152,168        112,016
  Deferred income taxes                       1,047          1,257
  Income taxes receivable                        --            469
  Prepaid expenses and other
   current assets                             2,287          2,192
                                          ---------       --------
                                            189,011        147,524

PROPERTIES, NET                              69,097         67,117
OTHER ASSETS                                  8,384          9,086
                                          ---------      ---------
                                           $266,492       $223,727
                                          =========      =========


                                         <Unaudited)
                                           March 25,      June 26,
                                              2004           2003
                                         ------------     ---------
LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable                             $45,915        $29,702
  Current maturities of long-term debt       19,415         10,776
  Accounts payable                           24,505         13,658
  Drafts payable                              9,084          5,507
  Accrued expenses                           13,733         12,699
  Income taxes payable                          330             --
                                          ---------      ---------
                                            112,982         72,342
                                          ---------      ---------
LONG-TERM DEBT                               11,279         29,640
LONG-TERM DEFERRED INCOME TAXES               2,969          2,964
                                          ---------      ---------
                                             14,248         32,604
                                          ---------      ---------
STOCKHOLDERS' EQUITY:
  Class A common stock                           37             37
  Common stock                                   59             58
  Capital in excess of par value             60,224         58,911
  Retained earnings                          80,146         60,979
  Treasury stock                             (1,204)        (1,204)
                                          ---------      ---------
                                            139,262        118,781
                                          ---------      ---------
                                           $266,492       $223,727
                                          =========      =========